[XYBERNAUT LOGO OMITTED]
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Company/Press Contact:     Agency Contact:           Investor Contact:
---------------------      --------------            ----------------
Robin Bono                 Chad Hill                 Ron Stabiner
Director of Corp Comm      Hill Communications       The Wall Street Group
(703) 631-6925             925-945-7910              (212) 888-4848
rbono@xybernaut.com        hillcomm@earthlink.net    rstabiner@thewallstreetgroup.com
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              XYBERNAUT(R) COMPLETES ACQUISITION OF SELFWARE, INC.

         Expanded Solutions Expected to Result in Increased Revenues and
                               Market Penetration

FOR IMMEDIATE RELEASE:
----------------------

FAIRFAX, VIRGINIA, APRIL 14, 2000 -- XYBERNAUT CORPORATION (NASDAQ: XYBR), the leader in wearable computing and communications systems, today announced that it had completed the acquisition of Selfware, Inc., a leading provider of enterprise management services and software for projects, maintenance and work flow.

The purchase of Selfware was finalized at a value of $8.1 million and will involve the exchange of approximately 429,000 shares of Xybernaut stock for the stock of Selfware, for an effective price of $18.97 per share of Xybernaut stock. Selfware shareholders approved the acquisition by a unanimous vote of those shareholders voting, with 98.7% of all shares of Selfware having voted. The transaction is intended to be accounted for as a pooling of interests. A fairness opinion for the acquisition was provided to Xybernaut by a leading investment bank.

"We are pleased to complete this strategic acquisition, and we expect that Selfware will be a strong contributor to the revenues of the combined companies," stated Edward G. Newman, president and CEO of Xybernaut. "Selfware has begun to aggressively market its software solutions to a wider variety of states and municipalities and is now including Xybernaut's Mobile Assistant IV(R) (MA IV(R)) in a number of these proposals."

Selfware's proprietary OPMIST asset management system has been installed in over 200 sites worldwide at shipyards, utilities, manufacturers, departments of transportation, military bases and railroads. Among other alliances, Selfware is a Microsoft Certified Solutions Provider, an authorized Lotus Notes Provider, an Oracle Program Member and a Sun Catalyst Partner.

Current and past customers for Selfware in the aerospace, defense, utility, transportation, manufacturing and information technology industries include DuPont, Mack Trucks, the Northrop-Grumman Joint STARS program, U.S. Postal Service, Port Authority of New York and Departments of Transportation in Louisiana, Maine, Minnesota, New York, and New Mexico.

                                     -MORE-

XYBERNAUT(R) ACQUIRES SELFWARE/PAGE 2 OF 2

ABOUT SELFWARE, INC

Selfware provides programming capabilities in a variety of advanced languages including Visual Basic and Visual C++, along with database experience in Microsoft SQL server, Oracle and Sybase. Telecommunication and information technology for asset management are also provided by Selfware for computers, hubs, routers and data lines, along with asset management software for linear referenced assets including roads, railways, utility, and pipelines. Selfware's solutions have been developed for Windows 95/98, Windows NT, UNIX and Novell Netware.

Selfware, which is now a wholly-owned subsidiary of Xybernaut, was founded in 1983 and has over 30 full-time employees at its headquarters in Vienna, Virginia and at an office in Seattle, Washington. For the twelve months ended December 31, 1999, revenues for Selfware were approximately $5.0 million, gross profit was approximately $2.0 million and net income was approximately $0.1 million.

ABOUT XYBERNAUT CORPORATION

Xybernaut Corporation is the leading provider of mobile convergence solutions, and wearable computing hardware, software and services. The company's patented wearable computer, called the Mobile Assistant IV(R) (MA IV(R)), is a full-function Pentium PC that runs Microsoft MS-DOS, Windows, and Windows NT, along with UNIX, Linux and other operating systems that run on the Intel x86 architecture. The MA IV allows users hands-free access to information in the computer's internal storage, in local area networks and on the Internet on an as-needed, where-needed basis. Xybernaut's software is designed to provide users with the right information when and where it's needed, using consistent navigation techniques and screen presentations. With the MA IV, customers realize immediate savings in maintenance and repair, diagnosis, inspection, inventory control and data collection procedures. Key industries using Xybernaut's products include manufacturing, distribution, transportation, government, and utilities. Headquartered in Fairfax, Virginia, Xybernaut has offices and subsidiaries in Europe (Germany) and Asia (Japan). Visit Xybernaut's web site at www.xybernaut.com.

MS-DOS, Windows and Windows NT are registered trademarks of Microsoft
Corporation

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and production of the Mobile Assistant, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financing and other risks described in the Company's SEC reports and filings.

                                       ###